Exhibit 99.1

Kopin Reports Fourth-Quarter and Year-End 2007 Financial Results

2007 revenues increase 38% to record $98.1 million;

CyberDisplay sales double to $54.6 million

TAUNTON, Mass.--(BUSINESS WIRE)--Kopin Corporation (NASDAQ: KOPN) today announced financial results for the fourth quarter and year ended December 29, 2007.

Total revenues for the fourth quarter of 2007 increased 62% to a record $28.9 million from $17.8 million for the comparable period of 2006. Display revenue increased 87.6% to $16.7 million from $8.9 million for the fourth quarter of 2006, while revenue from III-V products increased 35.6% to $12.2 million from $9.0 million in the same period of 2006.

Net income for the fourth quarter of 2007 was $0.3 million, or $0.00 per diluted share, compared with a net loss of $2.9 million, or $0.04 per share, for the three months ended December 30, 2006.

For the 12 months ended December 29, 2007, total revenues increased 38% to a record $98.1 million, exceeding the Company’s guidance of $90 million to $95 million, compared with total revenues of $71.1 million for the full-year 2006. CyberDisplay revenue for 2007 increased 101% to $54.6 million from $27.2 million for the comparable 12-month period of 2006, while revenue from III-V products was essentially flat at $43.6 million for 2007 versus $43.9 million for 2006.

The net loss for 2007 was $6.6 million, or $0.10 per share, compared with a net loss of $2.1 million, or $0.03 per share for the comparable period of 2006. Results for 2007 and 2006 included $1.8 million and $3.7 million, respectively, in expenses associated with the now-completed independent review of Kopin’s historical stock option granting practices. 2006 also included a $1.2 million gain from the sale of 200,000 shares of Micrel common stock.

“Our financial results reflect the strong performance of our CyberDisplay product line,” said President and Chief Executive Officer John C.C. Fan. “In 2007 our sales of display products for consumer electronics, military and eyewear applications increased to $29.3 million, $15.8 million and $6.3 million, respectively, from $9.0 million, $11.3 million and $3.3 million, respectively, in 2006.

“In 2006, we embarked on a three-year investment program to build on our industry-leading product offerings by expanding manufacturing capacity and capability, enhancing product performance and developing new semiconductor structures and display products,” Dr. Fan continued. “While aggressive product and process development will continue in 2008, our capital investments are substantially complete. We have expanded III-V manufacturing capacity, established a new 8-inch CyberDisplay line and, next month, will complete the construction and installation in Taunton of a 2,800-square-foot clean room equipped with specialized instruments for High-Level Assembly of eyepieces for military applications. We are confident that these initiatives will help to drive margin enhancement, further diversify and expand our customer base and position the Company for long-term growth.”

Comments on CyberDisplay Business

“Orders for the U.S. Army’s Thermal Weapon Sight II (TWS II) program contributed to the strong fourth-quarter performance of our CyberDisplay business,” Dr. Fan said. “The TWS II program is now fully underway. We expect the TWS II and other military applications such as the Army’s Enhanced Night Vision Goggle, which is expected to ramp production in the second half of this year, to be significant catalysts for our display business.

“In our commercial display operation, we were surprised by the high level of adoption and demand for our CyberEVF® 230K electronic viewfinder introduced in late 2006 for digital still cameras,” Dr. Fan said. “The resulting ramp in production was steep and we were pleased and committed to satisfy our customers’ demand. We have built relationships with leading digital camera manufacturers such as Fujifilm, Kodak and Olympus; these strategic alliances will be invaluable for us as we focus on designing new display products. For 2008, we are adjusting our product mix focus to higher margin digital still camera products.

“We also see expanding opportunities for our display technology in the video eyewear market,” Dr. Fan continued. “Eyewear featuring Kopin displays already is available through a variety of outlets, from retail stores and catalogs to airport kiosks and iPod® vending machines. In response to the fast-growing popularity of mobile video devices, companies around the world are integrating Kopin’s displays into a range of eyewear designs that combine function and style.

“In January, we announced the world’s smallest transmissive liquid crystal color SVGA display. Development of this new shrink display, which is 45% smaller than our currently available SVGA display, was a major technological breakthrough accomplished on our new 8-inch CyberDisplay line,” Dr. Fan said. “We expect this to be a key differentiator that will soon enable Kopin to provide a new generation of advanced, high-resolution, smaller form factor displays for mobile devices.

Comments on III-V Business

“Our III-V product line has been a mainstay for the Company, underscoring the strong relationship we have with our tier one integrated circuit (IC) customers,” Dr. Fan said. “With our recent installation of three of the world’s most advanced metal organic chemical vapor deposition (MOCVD) reactors for our III-V product line, the expansion of our III-V manufacturing capacity is now essentially complete. By consistently producing 6-inch III-V wafers with superior uniformity, these new systems strengthen our capability to develop products for not only the wireless handset market but also for emerging applications such as public mobile radio, advanced cell phones and photovoltaic solar cells for energy applications.

“Among the products we are developing are advanced III-V high electron mobility transistor (HEMT) structures,” Dr. Fan continued. “We believe our new systems are ideal to produce the yield and uniformity required for HEMT structures and the performance and efficiency necessary for solar cells. In fact, solar cells were the first products we introduced commercially in the late 1980s, and consequently we have substantial intellectual property and manufacturing know-how around this technology. New products take time to develop, and these HEMT and solar cell initiatives represent longer-term opportunities for Kopin. We believe they are technologies that Kopin is uniquely qualified to address.

Business Outlook

“With the capital investments we have made in our display and III-V businesses, Kopin is poised for continued growth,” Dr. Fan said. “For the remainder of 2008 we plan to complete our three-year plan with continued product and process development to help improve efficiency, enhance performance, expand product offerings, strengthen product mix and widen our lead in the market. Taking into consideration the current business environment and economic conditions in our markets, we expect full-year 2008 revenues in the range of $105 million to $115 million.”

Cash and marketable securities as of December 29, 2007 totaled $93.3 million and the Company has no long-term debt.

Fourth-Quarter Conference Call

In conjunction with its fourth-quarter and year-end 2007 financial results, Kopin will host a teleconference call for investors and analysts at 5:00 p.m. ET today. To hear the conference call, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the "Investors" section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Safe Harbor Statement

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to Kopin’s expectation that its capital investments will help to drive margin enhancement, further diversify and expand our customer base and position the Company for long-term growth; the expected ramp of the Enhanced Night Vision Goggle program in the second half of 2008; the expectation that military programs will be significant catalysts for our display business; the belief that alliances with major digital still camera manufacturers will be invaluable as Kopin designs new display products; the potential that Kopin’s shrink SVGA display will be a key differentiator for the Company and a significant step toward adoption of smaller form factor displays for advanced mobile communications devices; future opportunities afforded by the Company’s development of III-V products for emerging applications such as public mobile radio, advanced cell phones and photovoltaic solar cells for energy applications; and the Company’s expectation for 2008 revenues in the range of $105 million to $115 million. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, manufacturing, marketing or other issues that may prevent either the adoption or rapid acceptance of products; competitive products and pricing; the risk that new product initiatives and other research and development efforts may not be successful; the loss of significant customers; the potential that costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; the potential that the Company’s revenue guidance and product forecasts will turn out to be wrong; the potential that military programs involving Kopin’s products will be delayed or cancelled; the potential that the Company’s military and commercial customers might be unable to ramp production volumes of their products; market acceptance of video eyewear, digital still cameras, toys, military systems, cellular phones or other products in which Kopin’s products are integrated; manufacturing delays, technical issues, economic conditions or external factors that may prevent the Company from achieving its financial guidance; potential claims or liability that could arise as a result of the Company’s restatement of its financial statements; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the three months ended September 30, 2006, the Annual Report on Form 10-K for the 12 months ended December 30, 2006, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstance occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Revenues:
Product revenues	$27,413,129	$17,155,823	$94,191,465	$65,902,228
Research and development revenues	1,515,968	676,291	3,957,648	5,189,128
	28,929,097	17,832,114	98,149,113	71,091,356
Expenses:
Cost of product revenues	21,939,098	12,831,982	78,624,626	49,292,767
Research and development	3,298,507	2,116,033	11,457,737	10,248,522
Selling, general and administrative	4,322,949	7,550,410	17,960,073	19,317,791
	29,560,554	22,498,425	108,042,436	78,859,080

Loss from operations	(631,457)	(4,666,311)	(9,893,323)	(7,767,724)
Other income and (expense):
Interest and other income	1,211,067	1,354,598	4,629,287	6,462,485
Interest and other expense	(138,743)	(160,437)	(191,260)	(829,867)
	1,072,324	1,194,161	4,438,027	5,632,618

Loss before minority interest, income taxes and	440,867	(3,472,150)	(5,455,296)	(2,135,106)
equity losses in unconsolidated affiliates

Minority interest in (loss) income of subsidiary	(79,673)	(87,936)	(312,333)	306,543

Income before income taxes and equity losses in	361,194	(3,560,086)	(5,767,629)	(1,828,563)
unconsolidated affiliates

(Provision) benefit for income taxes	(1,292)	796,141	(510,000)	273,000

Income before equity losses in unconsolidated affiliates	359,902	(2,763,945)	(6,277,629)	(1,555,563)

Equity losses in unconsolidated affiliates	(74,499)	(118,068)	(274,577)	(593,911)

Net income	$285,403	$(2,882,013)	$(6,552,206)	$(2,149,474)

Net income per share:
Basic	$0.00	$(0.04)	$(0.10)	$(0.03)
Diluted	$0.00	$(0.04)	$(0.10)	$(0.03)

Weighted average number of common shares outstanding:
Basic	67,642,018	67,407,512	67,545,870	68,064,262
Diluted	67,669,992	67,407,512	67,545,870	68,064,262
Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	December 29,	December 30,
	2007	2006
ASSETS
Current assets:
Cash and marketable securities	$93,304,317	$105,360,291
Accounts receivable, net	15,127,408	11,983,649
Inventory	16,732,060	11,848,499
Prepaid and other current assets	1,981,958	2,144,994

Total current assets	127,145,743	131,337,433

Equipment and improvements, net	21,927,061	17,354,527
Other assets	11,981,173	12,721,358

Total assets	$161,053,977	$161,413,318

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,652,594	$8,305,059
Accrued expenses	6,370,958	6,754,174
Billings in excess of revenue earned	173,851	159,267

Total current liabilities	19,197,403	15,218,500

Lease commitments	805,797	772,197
Minority interest	3,549,369	4,457,724
Stockholders' equity	137,501,408	140,964,897

Total liabilities and stockholders' equity	$161,053,977	$161,413,318

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
ssolomon@investorrelations.com